Exhibit 99.1

Tweeter Home Entertainment Group Announces That It has Completed Its Merger With Sound Advice, Inc. in Florida

CANTON, Mass.—(BUSINESS WIRE)—Aug. 1, 2001—Tweeter Home Entertainment Group, Inc., (Nasdaq: TWTR) announced today that it has completed its merger with Sound Advice, Inc. in Florida. Sound Advice is a 33-store specialty consumer electronics retailer with annual sales of approximately $200 million and has operated in Florida markets for 27 years.

The merger is structured as a tax-free exchange for stock at an exchange ratio of 1 for 1 and will be accounted for by Tweeter as a purchase. Tweeter issued 4,355,995 shares in exchange for 100% of the outstanding shares of Sound Advice. Sound Advice is now a wholly owned subsidiary of Tweeter.

According to Joe McGuire, Tweeter’s CFO, “We expect that the acquisition of Sound Advice will be accretive by $0.16 to $0.17 per share for our fiscal year ending September 30, 2002, under the new business combination rules recently issued by the FASB, which anticipates no amortization of goodwill. We are expecting no effect to EPS for the current fiscal year, ending September 30, 2001.”

Peter Beshouri, Chairman and CEO of Sound Advice, will continue as the President of Sound Advice and Michael Blumberg will remain in the role of Senior Vice President. Additionally, Chris O’Neil will continue in the role of Chief Operating Officer for Sound Advice. Mr. Beshouri has been elected to serve as a Director of Tweeter.

Jeff Stone, Tweeter’s President and Chief Executive Officer said, “We believe that the addition of Sound Advice to the Tweeter group of stores firmly entrenches us as the nation’s #1 specialty retailer. With a store count expected to surpass 150 by September 30, 2001, we become the number one or two retailer in the nation for almost every specialty brand we carry and we are positioned better than anyone, in our opinion, to take full advantage of the continuing digital evolution.”

Tweeter Home Entertainment Group, Inc. (Nasdaq: TWTR) was founded in 1972 by current Chairman Sandy Bloomberg. Based in Canton, Massachusetts, the company is a specialty retailer of mid- to high-end audio and video consumer electronics products. The company’s fiscal 2000 revenues were $405 million. Tweeter was named “Consumer Electronics Retailer of the Year” four out of the past five years by Audio-Video International, “1999 Retail Leader” by TWICE, and awarded Dealerscope’s 1999 Dealer’s Pride award. The company employs approximately 3,300 associates. It operates 141 stores under the Tweeter, HiFi Buys, Sound Advice and Showcase Home Entertainment names in the New England, Texas, San Diego, Mid-Atlantic, Southeastern, Chicago, Florida and Arizona markets respectively.

Further information on the Tweeter Home Entertainment Group can be found on the company’s website at www.twtr.com. Customers can also shop online at www.tweeter.outpost.com. A joint venture with Cyberian Outpost, it is a vendor authorized site devoted to bringing you the best quality mid- to high-end audio and video equipment.

For further information, contact Anne-Marie Boucher at 781 830 3478, fax 781 830 3223 or email at amboucher@twtr.com.

Certain statements contained in this press release, including, without limitation, statements containing the words “expects,” “anticipates,” “believes,” and words of similar import, constitute “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The financial, EPS and other projections included in this press release concerning Sound Advice’s results following the acquisition are based on various assumptions.. These forward looking statements and projections are subject to various risks and uncertainties, including risks associated with the difficulty of integrating Sound Advice with the Tweeter business model, the potential failure to achieve the beneficial synergies expected to result from the acquisition, risks associated with earnings per share estimates, risks associated with projected store counts, risks associated with management of growth, the risks of economic downturns generally, and in Tweeter’s industry specifically, the risks associated with competitive pricing pressure and seasonal fluctuations, the risks associated with the potential failure by Tweeter to anticipate and react to changes in consumer demand and preferences, Tweeter’s dependence on key personnel, the risks associated with obtaining financing for our business model, and those risks referred to in the Company’s Annual Report on Form 10-K filed on December 10, 2000 (copies of which may be accessed through the SEC’s web site at http:\\www.sec.gov), that could cause actual future results and events to differ materially from those currently anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements and financial projections.

CONTACT:	Tweeter Home Entertainment Group, Inc. Anne-Marie Boucher, 781-830-3478 amboucher@twtr.com

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